Gold Banc                                                 Press Release

        Contact:Rick J. Tremblay            Linda K. Seefeldt
                Chief Financial Officer     SVP-Director of Marketing
                913.451.8050                & Communications
                RickTremblay@GoldBanc.com   913.319.5200
                                            LindaSeefeldt@GoldBanc.com

                                                                www.goldbank.com

For Immediate Release


            Gold Banc Shareholders Approve Merger Agreement with M&I


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Leawood, Kansas (January 25, 2006) - Gold Banc Corporation, Inc. (Nasdaq: GLDB)
today announced that its shareholders approved the merger agreement with Marshall & Ilsley Corporation (NYSE: MI) (M&I) pursuant to which Gold Banc would merge with and into M&I and Gold Banc's shareholders would receive a combination of cash and shares of M&I common stock having an aggregate value of approximately $18.50 per share. The closing of the merger is subject to receipt of regulatory approvals and is expected to occur in the first or second quarter of 2006.

Gold Banc is a $4.1 billion financial holding company headquartered in Leawood, Kansas, a part of the Kansas City metropolitan area. Gold Banc provides banking and asset management services in Florida, Kansas, Missouri and Oklahoma through 32 banking locations. Gold Banc is traded on the NASDAQ under the symbol GLDB.

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